                              EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement") is entered into as of this 13th day of July, 1999, by and between COMMEMORATIVE BRANDS, INC. and any successors thereto (collectively referred to as the "Company") and David G. Fiore ("Executive").

         The parties hereby agree as follows:

1. EMPLOYMENT. Executive will serve the Company in an executive capacity as President and Chief Executive Officer and shall report to the Board of Directors of the Company and will perform, faithfully and diligently, the services and functions performed and will carry out the functions of his office and furnish his best advice, information, judgment and knowledge with respect to the business of the Company and its subsidiaries, if any. If Executive is elected to the Board of Directors of the Company, Executive agrees to serve on the board of directors of the Company during the term of this Agreement. Executive agrees to perform such duties as hereinabove described and to devote full-time attention and energy to the business of the Company. Executive will not, during the term of employment under this Agreement, engage in any other business activity if such business activity would materially impair Executive's ability to carry out his duties under this Agreement.

2. TERM. The period of the Executive's employment under this Agreement (the "Employment Term") shall commence on August 2, 1999 (the "Commencement Date") and shall terminate on August 1, 2001, unless sooner terminated in accordance with this Agreement. Notwithstanding the aforementioned termination date, the termination date of this Agreement (and the Employment Term) shall be automatically extended in a constant fashion so that the Employment Term shall always have two years remaining unless either party provides written notice to the other party (the "Termination Notice") of its or his intent to terminate at the end of the Employment Term. At the time of the delivery of the Termination Notice, the termination date shall then be fixed on the date that is two years from the date of such notice, and shall not be subject to further extension. Unless this Agreement is terminated in the manner as aforesaid, this Agreement and the Employment Term shall be extended as aforesaid without any further action of the parties, on the same terms and conditions as set forth herein, including without limitation the extension provision to provide for a constant two year remaining Employment Term.

3. PLACE OF EMPLOYMENT. The Executive's principal place of employment shall be in Austin, Texas, unless moved with the written consent of the Executive.

4. COMPENSATION AND OTHER BENEFITS.

                  4.1 SALARY. The minimum salary compensation to be paid by the Company to Executive and which Executive agrees to accept from the Company for services performed and to

EMPLOYMENT AGREEMENT                                                    Page 1
be performed by Executive hereunder shall be an annual gross amount, before applicable withholding and other payroll deductions, of $300,000 payable in equal bi-weekly installments of $11,538.46, subject to such increases as the Board of Directors of the Company may, in its sole discretion, from time to time determine. The salary and/or any increase from time to time, shall be deemed a minimum salary which, once established, cannot be reduced during the Employment Term.

                  4.2 BONUS. For each full or partial fiscal year of the Company during the Employment Term and, if applicable, the Balance of the Employment Term (as defined in Section 7.5), the Company shall pay to the Executive a bonus ("Bonus") in an amount of up to $200,000 based upon targets or standards (E.G. EBITDA, sales) as shall be determined by the Board of Directors, in each case, within three months of the commencement of each fiscal year. All Bonuses actually earned by the Executive and payable to the Executive (or his estate or other legal representative as provided below) for any full or partial fiscal year pursuant to this Section 4.2 shall be paid by the Company within 120 days following the end of such fiscal year. For each full or partial fiscal year during the Employment Term and if applicable, the Balance of the Employment Term, the Company may pay to the Executive a Discretionary Bonus ("Discretionary Bonus") based on other factors at the discretion of the compensation committee of the Board of Directors in an amount of up to $100,000. If the Company achieves $30,000,000 of Consolidated EBITDA (as hereinafter defined) within three years of the effective date of this Agreement, the Executive shall be paid a long-term incentive bonus of $1,000,000 ("Long-Term Bonus") in the form of Series "B" preferred stock of the Company having a face value of $1,000,000 on the date of issuance. The preferred stock shall be issued to Executive within ninety (90) days following the achievement of $30,000,000 Consolidated EBITDA by the Company, provided that the Company achieves $30,000,000 Consolidated EBITDA within three (3) years of the date of this Agreement. To the extent that the above-referenced grant of preferred stock is a taxable event under Federal, State, FICA/Medicare, unemployment law or any other tax law, such taxes will be paid by the Company or if paid by Executive, shall be reimbursed to the Executive by the Company upon its receipt of satisfactory evidence of such payment having been made. For purposes hereof, Consolidated EBITDA shall have the meaning set forth in the Company's Revolving Credit, Term Loan and Gold Consignment Agreement dated as of December 16, 1996, as heretofore amended and as may hereafter be amended from time to time (to the extent the definition of Consolidated EBITDA is thereby amended with the consent of the Executive, which consent shall not be unreasonably withheld by the Executive) which current definition is attached hereto as Exhibit A.

                  4.3 STOCK OPTIONS. At the commencement of the term of this Agreement, the Executive shall receive an initial grant of stock options pursuant to the terms of the Company's qualified incentive stock option plan, a copy of which is attached hereto as Exhibit B, equivalent to 3% of the issued and outstanding shares of the common stock of the Company on a fully diluted basis on the date hereof. All of the stock options initially granted pursuant to this Section 4.3 shall

EMPLOYMENT AGREEMENT                                                    Page 2
be divested if the Executive's employment hereunder is terminated by the Company or by the Executive for any reason whatsoever prior to the first anniversary of this Agreement and one half of all of the stock options granted pursuant to this Section 4.3 shall be divested if the Executive's employment hereunder is terminated by the Company or by the Executive for any reason whatsoever between the first and second anniversary of this Agreement. After the second anniversary of this Agreement, none of the stock options granted pursuant to this Section 4.3 may be divested if the Executive's employment hereunder is terminated by the Company or by the Executive.

                  If the Company attains the stated Consolidated EBITDA target within the stated time frames in the chart below, the following additional qualified incentive stock options for common stock will be granted to the Executive pursuant to the terms of the Company's incentive stock option plan, based upon the issued and outstanding shares of the common stock of the Company on a fully diluted basis at the date hereof:

                         Consolidated                Yr End
                           EBITDA                      Aug           OPTIONS
                           ------                      ---           -------
                           $26.5 M                    FY 2000          0.5%
                           $28.0 M                    FY 2001          0.5%
                           $32.5 M                    FY 2002          0.5%
                           $35.0 M                    FY 2003          0.5%
                           $37.5 M                    FY 2003          0.5%
                           $40.0 M                    FY 2003          0.5%

Such additional incentive stock options shall vest when earned. These additional incentive stock options are subject to a "look-back" period of one year, so that if the Company meets the Consolidated EBITDA goal in any year listed, the Executive shall be entitled to stock options for that year and for the prior year if the Consolidated EBITDA goal for the prior year was not achieved; provided however that each "look-back" period shall apply for only one year. For example, If Consolidated EBITDA for fiscal year 2000 is less than $26.5M, then Executive will receive no stock options at the end of fiscal year 2000. However, if Consolidated EBITDA for fiscal year 2001 is $28.0M or more while Consolidated EBITDA for fiscal year 2000 was less than $26.5M, then Executive will receive stock options equal to 1% of the issued and outstanding common stock of the Company at the end of fiscal year 2001.
If Consolidated EBITDA for fiscal year 2000 is less than $26.5M and Consolidated EBITDA for fiscal year 2001 is less than $28.0M, but Consolidated EBITDA for fiscal year 2002 is $32.5M or more, then Executive will receive stock options equal to 1% of the issued and outstanding common stock of the Company at the end of fiscal year 2002. Executive may receive a maximum of 3% of the issued and outstanding Common Stock of the Company under this Section 4.3 if the requisite goals are met, but cannot exceed an aggregate of 3% of the issued and outstanding common stock of the Company under this Section 4.3. Further, Executive would only receive options equal to 2% of the issued and outstanding common stock of the Company if Consolidated EBITDA for the Company in fiscal year 2003 equals or exceeds $40M

EMPLOYMENT AGREEMENT                                                    Page 3
but Consolidated EBITDA for the Company was less than $26.5M in fiscal year 2000, $28.0M in fiscal year 2001 and $32.5M in fiscal year 2002.

                  4.4 HEALTH BENEFITS, CAR ALLOWANCE, COUNTRY CLUB & LIFE INSURANCE. The Company will provide health benefits to Executive and his family at least equal to the current health benefits now provided to other executives of the Company. Additionally, the Company shall pay for the Executive's country club membership initiation fee(s) and monthly/annual dues in a country club of his selection located in the Austin, Texas area, a car allowance of up to $750 a month and will provide $500,000 of life insurance paid for by the Company.

                  4.5 BENEFITS. Executive shall be entitled to participate in such other employee benefit programs, plans and policies as are maintained by the Company and as may be established for the employees of the Company from time to time on the same basis as other executive employees are entitled thereto. It is understood that the establishment, termination or change in any such other executive employee benefit programs, plans or policies shall be at the instance of the Company in the exercise of its sole discretion, from time to time, and any such termination or change in such other program, plan or policy will not affect this Agreement (except as provided herein) so long as Executive is treated on the same basis as other executive employees participating in such other program, plan or policy, as the case may be. Upon termination of employment under this Agreement, without regard to the manner in which the termination was brought about, Executive's rights in such other employee benefit program, plans or policies covered by this Section 4.5 shall be governed solely by the terms of the program, plan or policy itself and not this Agreement. However, Executive's compensation as provided in Sections 4.1, 4.2, 4.3, 4.4, 4.6 and 4.7 of this Agreement shall be governed by this Agreement. Executive shall be entitled to an annual paid vacation in accordance with the Company's personnel policy for his years of service completed as an employee of the Company; provided, however, he shall always be entitled to a minimum of four weeks per year. The Executive shall also be entitled to participate in all other benefits provided to executives of the Company.

                  4.6 RELOCATION. The Company shall reimburse Executive for the following costs of relocating to the Austin, Texas area:

          (i) The closing costs of selling Executive's existing residence in Plano, Texas;

          (ii)      Packing and moving expenses;

          (iii) Temporary and Interim Housing (including temporary housing for Executive and his family until suitable housing is obtained in Austin, Texas and interim housing [E.G. an apartment or condominium] for Executive in Austin, Texas while the Executive's primary residence in Plano, Texas remains unsold and Executive's family continues to reside in Plano, Texas; and

EMPLOYMENT AGREEMENT                                                    Page 4

          (iv) The expenses of locating housing in Austin, Texas (E.G. the reasonable costs associated with a reasonable number of house hunting trips for Executive and his spouse in the Austin, Texas area); and

          (v) Up to $25,000 of seller's real estate brokerage commissions and up to $30,000 of points on financing for the purchase of new housing for the Executive in the Austin, Texas area.

                  4.7 DIRECTORS' AND OFFICERS' INSURANCE. The Company will carry Directors' and Officers' liability insurance in the form and to the extent determined by the Board of Directors to in the best interests of the Company and its officers and directors from time to time. In the event the Company fails to carry any such insurance or fails to carry it in an amount and with a carrier reasonably similar to the insurance in place as of the date hereof, it shall indemnify and hold harmless Executive from any claims which would have been covered by such insurance. In addition, Company will indemnify Executive to the maximum extent permitted by Delaware law.

5. WORKING FACILITIES. During the term of his employment under this Agreement, Executive shall be furnished with a private office, stenographic and secretarial services, cell phone, pager, lap top, voice mail, email and such other facilities and services as are commensurate with his position with the Company and adequate for the performance of his duties under this Agreement.

6. EXPENSES. During the term of his employment under this Agreement, Executive is authorized to incur reasonable out-of-pocket expenses for the discharge of his duties hereunder and the promotion of business of the Company, including expenses for entertainment, travel and related items. The Company shall reimburse Executive for all such expenses upon presentation by Executive from time to time of itemized accounts of expenditures incurred in accordance with customary Company policies.

7. TERMINATION. Executive's employment under this Agreement may be terminated other than pursuant to a Termination Notice pursuant to Section 2 hereinabove, by either Company or Executive upon the following terms and conditions.

                  7.1 TERMINATION BY COMPANY FOR SUBSTANTIAL CAUSE. If any of the following events or circumstances occur, the Company may terminate Executive's employment under this Agreement at any time during or at the end of the initial or any extended term of this Agreement for any of the following causes (each a "Substantial Cause"). The Company may at any time by written notice to the Executive terminate the Term of the Executive's employment hereunder for Substantial Cause ("Substantial Cause Notice") and the Executive shall have no right to receive any compensation or benefit hereunder on and after the effective date of such Substantial Cause Notice except as provided in this Agreement. For purposes hereof, the term "Substantial Cause" shall mean: (a) a conviction of the Executive for any crime constituting a felony in the jurisdiction in which committed, or for any other criminal act against the Company or the Subsidiaries involving

EMPLOYMENT AGREEMENT                                                    Page 5
dishonesty or willful misconduct intended to injure the Company or the Subsidiaries (whether or not a felony and whether or not criminal proceedings are initiated); or (b) failure or refusal of the Executive in any material respect to follow the lawful and proper directives of the Board of Directors and such failure or refusal continues uncured for a period of twenty (20) days after written notice thereof, specifying the nature of such failure or refusal and requesting that it be cured, is given by the Company to the Executive; or (c) any willful or intentional act of the Executive committed for the purpose, or having the reasonably foreseeable effect, of injuring the Company, the Subsidiaries or their business or reputation or of improperly or unlawfully converting for the Executive's own personal benefit any property of the Company or the Subsidiaries. For purposes hereof, any act or failure to act of the Executive shall not be considered "willful" or "intentional" unless done or omitted to be done by the Executive in bad faith and without a reasonable belief that the Executive's action or omission was in the best interests of the Company; provided however, that no termination of the Executive's employment shall be for Substantial Cause until (i) there shall have been delivered to the Executive a copy of a written Substantial Cause Notice setting forth that the Executive was guilty of the conduct set forth above, specifying the particulars thereof in detail and (ii) the Executive shall have been provided an opportunity to be heard by the Board (with the assistance of the Executive's counsel if the Executive so desires). Any termination of Executive for Substantial Cause must be approved by a majority of the entire Board of Directors. In the event that Executive is terminated based on a conviction as provided in this Section 7.1 and that conviction is not final, then Executive shall be placed on an unpaid leave of absence until such time as the conviction has become final or has been overturned. If the conviction does not become final (e.g. it is dismissed or overturned) then, Executive shall be treated as having been terminated without Substantial
Cause and the Company will immediately pay in one lump sum the Termination Payments and Termination Benefits or, in lieu thereof, at Executive's election, if the position of President and Chief Executive Officer is vacant rehire Executive.

         Upon payment by the Company to Executive of all salary payable, accrued and unused vacation, and any accrued bonus to the date of such termination, the Company shall have no further liability to Executive for compensation in accordance herewith, and Executive will not be entitled to receive any Termination Payments or Termination Benefits (as such terms are defined below) except aforesaid vacation and any accrued bonus.

                  7.2 TERMINATION BY COMPANY WITHOUT SUBSTANTIAL CAUSE. In the event of the termination of Executive's employment under this Agreement by the Company at any time during or at the end of the initial or any extended term of this Agreement without Substantial Cause as defined in Paragraph 7.1 above, Executive will be entitled to receive his salary for the Balance of the Employment Term, plus the aggregate of the Bonus actually earned by the Executive through the date of termination, plus the Long-Term Bonus and any stock options actually earned through the date of termination ("Termination Payments"), less legally required withholdings. In addition to the Termination Payments, the Company will provide Executive and covered family members with health benefits for 24 months beginning on the date that Executive's health coverage ceases due to his termination, accrued but unused vacation, and any accrued bonus ("Termination

EMPLOYMENT AGREEMENT                                                    Page 6

Benefits"). Health care benefits shall cease upon Executive and covered family members becoming covered under a new employer's health coverage plan at no cost to Executive and with no applicable pre-existing condition limitation. The combination of the Termination Payments and the Termination Benefits constitute the sole amount to which Executive is entitled if termination is without Substantial Cause. The Company's obligation to make the Termination Payments and provide the Termination Benefits and otherwise to perform its obligations under this Agreement shall not be affected by any setoff, counterclaim, recoupment, defense or other claim, right or action which it may have against the Executive or others.

                  7.3 TERMINATION BY EXECUTIVE WITHOUT GOOD REASON. Executive may terminate his employment under this Agreement without Good Reason as defined in Paragraph 7.4 below upon the giving of 90 days written notice of termination. In the event of such termination, the Company may elect to pay Executive six months of compensation in a lump sum including unused accrued vacation and any accrued bonus in lieu of 90 days notice, in which event Executive's services to the Company will be terminated immediately. No Termination Payments or Termination Benefits other than as set forth in
Section 7.7 shall be payable upon Executive's termination of this Agreement without Good Reason.

                  7.4 TERMINATION BY EXECUTIVE WITH GOOD REASON. Executive may terminate his employment under this Agreement for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

          (i) Without Executive's consent, a material adverse change in the Executive's status, title, position, responsibilities (including reporting responsibilities), authority or duties which represents a material adverse change from the status, title, position, responsibilities (including reporting responsibilities), authority or duties as in effect immediately prior thereto; the assignment to the Executive of any additional duties or responsibilities which materially impair his ability to perform his other responsibilities, authority, or duties; or any removal of the Executive from or failure to reappoint or reelect Executive to any of offices or positions except in connection with the termination of his employment for Substantial Cause or as a result of his death or permanent disability.

          (ii) The Company requiring Executive to relocate anywhere other than Austin, Texas, except for required travel on the Company's business to an extent substantially consistent with Executive's business travel obligations, or, in the event Executive consents to such relocation out of Austin, Texas, the failure by the Company to pay or reimburse Executive for the closing costs of selling any existing home, temporary housing, expenses of locating housing, all reasonable moving expenses incurred by Executive relating to a change of Executive's principal residence in connection with such relocation,

EMPLOYMENT AGREEMENT                                                    Page 7
                    and any other relocation costs/allowances payable in accordance with standard Company policy or policies then in effect for the Company's senior executives, and to indemnify Executive against any loss (defined as the difference between the actual bona fide sale price of such residence and the fair market value of such residence as determined by a member of the Society of Real Estate Appraisers designated by Executive and satisfactory to the Company) realized in the sale of Executive's principal residence in connection with any such change in residence; or

          (iii) A decrease in Executive's annual salary from his salary in effect immediately prior to such decrease; or

          (iv) The failure of the Company to grant and vest incentive stock options to the extent earned in accordance with Section 4.3; or

          (v) The failure of the Company to pay the Bonus or Long-Term Bonus to the extent earned in accordance with Section 4.2; or

          (vi) Any action taken or suffered by the Company as of or following the Change of Control which shall cause the Company to have the inability to reach the goals so that the Executive may earn the Bonuses or stock options set out in
                    Section 4.2 or 4.3 unless the Company or its successors or assigns shall, in good faith, provide the Executive with a reasonably equivalent position and compensation package reasonably acceptable to the Executive to take effect immediately following the Change of Control; or

          (vii) The failure by the Company to continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan in which the Executive was participating unless (i) a change is made pursuant to Section 4.5 of this Agreement, or (ii) a substitute or replacement plan has been implemented which provides substantially identical compensation and benefits to the Executive; or

          (viii) The failure by the Company to provide insurance or indemnification as provided in Section 4.7; or

          (ix) Any material breach by the Company of any of its material obligations under this Agreement; or

          (x) Any purported termination of the Executive's employment for Substantial Cause by the Company which does not comply with the terms of this Agreement.

EMPLOYMENT AGREEMENT                                                    Page 8

          The failure by Executive to set forth in any notice of termination of employment any fact or circumstance which contributes to a showing of Good Reason shall not waive any of Executive's rights hereunder or preclude Executive from asserting such fact or circumstance in enforcing Executive's rights hereunder.

         In the event of termination under this Section 7.4, the Company shall pay to Executive the same Termination Payments and Termination Benefits to which Executive would have been entitled had he been terminated by the Company without Substantial Cause.

                  7.5 DEATH OR PERMANENT DISABILITY. Executive's employment under this Agreement shall terminate upon Executive's death or permanent disability (as defined in the Company's or Executive's disability insurance policies except as provided herein). Accrued but unused vacation, and any actually earned but unpaid bonus, Termination Payments and Termination Benefits shall be payable upon Executive's death or permanent disability in accordance with this Section 7.5. In the event of the death of the Executive, the Company shall continue to pay to his estate or other legal representative the Executive's salary and any earned bonus for the Balance of the Employment Term (as defined below), and shall pay an amount equal to any accrued and unpaid vacation days through the date of death. Rights and benefits of the estate or other legal representative of the Executive under the benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and program. For purposes of this Agreement, the "Balance of the Employment Term" shall mean the period of time commencing with any termination of the Executive's employment with the Company for any reason and ending on the date the Employment Term would have expired pursuant to Section 2, assuming that, if a Termination Notice has not already been given by such date, that each party would have given the Termination Notice on such date. Regardless of the definition of permanent disability in the Company's or Executive's disability insurance policies, Executive shall not be considered permanently disabled unless he shall have at least become incapacitated by reason of physical or mental disability and shall be unable to perform his normal duties hereunder for a period of more than six (6) months in any twelve (12) month period. Executive agrees to cooperate with the reasonable requests of the Company in obtaining life insurance coverage on the life of the Executive if the Company desires to obtain "key man" life insurance on the Executive and so notifies the Executive.

                  7.6 VESTING OF OPTIONS. Except as otherwise provided in
Section 4.3 above, all stock actually earned and all stock options actually earned vest upon a termination by the Executive for Good Reason or for any termination of the Executive by the Company other than for Substantial Cause.

EMPLOYMENT AGREEMENT                                                    Page 9

                  7.7      CHANGE IN CONTROL.

                  (a) Notwithstanding anything contained in this Agreement to the contrary, in the event that the Executive, within thirty (30) days following the expiration of the first 6 months after a Change in Control elects to terminate his employment without Good Reason, then, in such event, the Company shall pay to the Executive, or to his estate or legal representative, a fixed sum of Four Hundred Fifty Thousand and No/100 Dollars ($450,000.00). In addition, the Company shall provide to the Executive and his covered family members, at the Company's sole cost and expense, post-termination health benefits for eighteen (18) months) following his termination at least equal to the health benefits then provided to the Executive and his covered family members through the Company . The payments required under this Section 7.7 shall be made in a lump sum payable within 30 days of the Executive's termination or election to terminate as aforesaid, and shall be in lieu of any other payments due to the Executive under this Agreement. In the event of any other termination of the Executive after a Change in Control, then Sections 7.1, 7.2 , 7.3, 7.4, 7.5 or 7.6, as applicable, will continue to apply.

                  (b) For purposes hereof, "Change in Control" shall mean any event or occurrence that reduces the combined voting power or voting control of the "Castle Harlan Group" to a point where the "Castle Harlan Group" no longer has sufficient voting power or voting control to assure the election of a majority of the members of the board of directors of the Company by the members of the Castle Harlan Group. For Purposes of this Agreement, the term "Castle Harlan Group" means Castle Harlan Partners II, L.P. and any person or entity which controls, or is controlled by, or is under common control with, Castle Harlan Partners II, L.P. and/or its investment advisor, Castle Harlan, Inc., and any current, former or future officer, director, partner, or employee of Castle Harlan, Inc., including but not limited to Castle Harlan Offshore Partners, L.P. and Dresdner Bank, A.G.-Cayman Branch.

                  7.8 RELEASE AGREEMENT. Executive's right to receive Termination Payments and Termination Benefits pursuant to this Section 7 is contingent upon Executive executing a Release Agreement after termination, a copy of which is attached to this Agreement as Exhibit C. It is understood that Executive may preserve all rights and causes of action in the event of termination by the Company and evidence of release of same will only be by execution of said Release Agreement after termination.

8. CONFIDENTIALITY. During and after the term of employment under this Agreement, Executive agrees that he shall not, without the express written consent of Company, directly or indirectly communicate or divulge to, or use for his own benefit or for the benefit of any other person, firm, association or corporation, any of Company's trade secrets, proprietary data or other confidential information, which trade secrets, proprietary data or other confidential information were communicated to or otherwise learned or acquired by Executive during his employment relationship with Company ("Confidential Information"), except that Executive may disclose such matters to the extent that disclosure is required (a) as part of his duties under this Agreement or (b) at Company's

EMPLOYMENT AGREEMENT                                                   Page 10
direction or (c) by a court or other governmental agency of competent jurisdiction. As long as such matters remain trade secrets, proprietary data or other confidential information, Executive shall not use such trade secrets, proprietary data or other confidential information in any way or in any capacity other than as expressly consented to by Company. Confidential Information shall not mean any information which Executive can demonstrate was known to him prior to receiving it from the Company or which is now or hereafter becomes generally available to the public through no act or failure to act on the part of the Executive or which is disclosed to the Executive by a third party who has no obligation to the Company to maintain the information in confidence

9. COVENANT NOT TO COMPETE OR SOLICIT.

                  9.1 Executive agrees to refrain for one year after the termination of his employment under this Agreement for any reason, without written permission of the Company, from becoming involved in any way, within the boundaries of the United States, in the business of manufacturing, designing, servicing or selling, the type of jewelry or fine paper or other scholastic, licensed sports, insignia, recognition or affinity products manufactured or sold (or then contemplated to be manufactured or sold) by the Company, its divisions, subsidiaries and/or other affiliated entities, including but not limited to, as an employee, consultant, independent representative, partner or proprietor.

                  9.2 Executive also agrees to refrain during his employment under this Agreement, and in the event of the termination of his employment under this Agreement for any reason, for one year thereafter, without written permission from the Company, from diverting, taking, soliciting and/or accepting on his own behalf or on the behalf of another person, firm, or company, the scholastic, licensed sport, insignias, recognition or affinity business of any customer of the Company, its divisions, subsidiaries and/or affiliated entities, or any potential customer of the Company, its divisions, subsidiaries and/or affiliated entities whose identity became known to Executive through his employment by the Company and to which the Company has made a written business proposal or provided written pricing information before the termination of Executive's employment under this Agreement.

                  9.3 Executive agrees to refrain during his employment under this Agreement, and in the event of the termination of his employment under this Agreement for any reason for a period of one year thereafter, from inducing or attempting to influence any employee or independent representative of the Company, its divisions, subsidiaries and/or affiliated entities to terminate his or her employment or association with the Company or such other entity.

                  9.4 Executive further agrees that the covenants in Section
9.1 and 9.2 are made to protect the legitimate business interests of the Company, including interests in the Company's "Confidential Information," as defined in Section 8 of this Agreement, and not to restrict his mobility or to prevent him from utilizing his skills. Executive understands as a part of these

EMPLOYMENT AGREEMENT                                                   Page 11
covenants that the Company intends to exercise whatever legal recourse against him for any breach of this Agreement and in particular for breach of these covenants.

10. CONTROLLING LAW AND PERFORMABILITY. The execution, validity, interpretation and performance of this Agreement will be governed by the law of the State of Texas.

11. SEPARABILITY. If any provision of this Agreement is rendered or declared illegal or unenforceable, all other provisions of this Agreement will remain in full force and effect.

12. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by certified mail (return receipt requested) addressed as follows (or to such other address as any party hereto may specify in a written notice given in accordance with this Section 12):

If to Executive:           David G. Fiore
                           6833 Alcove Lane
                           Plano, Texas 75024
                           Telephone: 972 618 9078
                           Facsimile: 972 379 7070

         with copy to:     John W. Hamilton, Esq.
                           Hamilton & Hartsfield, P.C.
                           14651 Dallas Parkway, Suite 102
                           Dallas, Texas 75240-7477
                           Telephone: 972 991 7311
                           Facsimile: 972 991 7744

If to the Company:         Chairman of the Board
                           Commemorative Brands, Inc.
                           7211 Circle S Road
                           Austin, TX 78745
                           Telephone: 512 444 0591
                           Facsimile: 512 443 5213

         with copy to:     David B. Pittaway
                           Castle Harlan, Inc.
                           150 East 58th Street
                           New York, NY 10155
                           Telephone: 212 644 8600
                           Facsimile:   212 207 8042

EMPLOYMENT AGREEMENT                                                   Page 12

13. ASSIGNMENT. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon its successors and assigns. The rights and obligations of Executive under this Agreement are of a personal nature and shall neither be transferred or assigned in whole or in part by Executive.

         In the event of any sale or other transfer of all or substantially all of the business and assets of the Company other than by a sale of stock of the Company or a merger or consolidation , the person or entity to whom such sale or transfer is made shall be required to assume all of the Company's obligations under this Agreement. In the event such purchaser does not assume the Company's obligation under this Agreement, the Company shall remain liable for any amounts that become due under this Agreement.

14. NON-WAIVER. No waiver of or failure to assert any claim, right, benefit or remedy hereunder shall operate as a waiver of any other claim, right, benefit or remedy of the Company or Executive.

15. REVIEW AND CONSULTATION. Executive acknowledges that he has had a reasonable time to review and consider this Agreement and has consulted with an attorney.

16. LEGAL FEES. The Company shall reimburse the Executive for reasonable legal fees incurred by the Executive in reviewing and negotiating this Agreement.

17. ENTIRE AGREEMENT AND AMENDMENTS. This Agreement contains the entire agreement of Executive and the Company relating to the matters contained in this Agreement and supersedes all prior agreements and understandings, oral or written, between Executive and the Company with respect to the subject matter in this Agreement. This Agreement may be changed only by an agreement in writing by Executive and the Company, except as provided in Section 11 hereof.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

                                            COMMEMORATIVE BRANDS, INC.

                                       By: /s/ David B. Pittaway
                                           --------------------------------
                                           Name:    David B. Pittaway
                                           Title:   Director


                                       EXECUTIVE

                                       /s/ David G. Fiore
                                       ------------------------------------
                                       David G. Fiore


















EMPLOYMENT AGREEMENT                                                   Page 13